Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports First Quarter 2019 Results

Highlights:

•	Net sales of $243.8 million, up 7% compared to $227.3 million in Q1 2018.

•	Diluted earnings per share (EPS) on a GAAP basis of $0.71 compared to $0.93 in Q1 2018. Adjusted diluted EPS of $0.79 compared to $0.96 in Q1 2018.

•	Completed two key site consolidation initiatives during the quarter.

COLMAR, PA (April 29, 2019) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the first quarter ended March 30, 2019.

1st Quarter Financial Results

The Company reported first quarter 2019 net sales of $243.8 million, up 7% compared to net sales of $227.3 million in the first quarter of 2018. Sales growth in the quarter attributable to acquisitions was approximately 2%. Increasing sales order rates and site consolidation activities in the first quarter of 2019 resulted in backlog of approximately 3% of 2019 net sales which will be realized in future quarters.

Gross profit was $87.5 million in the first quarter compared to $88.6 million last year. Gross profit percentage for the first quarter was 35.9% compared to 39.0% in the same quarter last year. The adjusted gross profit percentage was 36.0% in the quarter compared to 39.4% in the same quarter last year. The gross profit percentage declined primarily as a result of the pass-through of tariff costs to our customers (~130bps), acquisitions completed in the last 12 months which carry lower gross margins compared to our historical levels (~100bps), and increased spending due to startup inefficiencies and backlog growth related to our site consolidation activities (~40bps). Compared to last year, the gross margin percentage was also impacted by the rollout of a significant new chassis program which carried higher costs in the first quarter this year.

Selling, general and administrative (“SG&A”) expenses grew 19% to $57.8 million, or 23.7% of net sales, in the first quarter of 2019 compared to $48.6 million, or 21.4% of net sales, in the same quarter last year. Adjusted SG&A expenses increased 14% to $54.8 million, or 22.5% of net sales, in the quarter compared to $48.1 million, or 21.1% of net sales, in the same quarter last year. The increase in SG&A expenses was primarily due to increased spending and inefficiencies related to our site consolidation activities, the inclusion of expenses of acquired operations, higher factoring costs due to increased interest rates and sales volume, and wage and benefit inflation.

Income tax expense was $6.4 million in the first quarter of 2019, or 21.4% of income before income taxes, down from $9.5 million, or 23.7% of income before income taxes, recorded in the same quarter last year. The reduction in tax rate compared to prior year is primarily a result of lower foreign and state taxes.

Net income for the first quarter of 2019 was $23.4 million, or $0.71 per diluted share, compared to $30.6 million, or $0.93 per diluted share, in the prior year quarter. Adjusted net income in the first quarter was $25.8 million, or $0.79 per diluted share, compared to $31.7 million, or $0.96 per diluted share, in the prior year quarter.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

We were engaged in several site consolidation activities during the first quarter of 2019. Most significantly, we completed the consolidation of our Montreal facility (acquired as part of the MAS acquisition) into our new 800,000 square foot distribution center in Portland, Tennessee. We also completed the consolidation of a production facility in Michigan with our Flight facility in Pennsylvania. Additionally, we began to transfer our existing distribution operations in Portland to our new Portland distribution center. During the first quarter of 2019, we incurred approximately $2.4 million of severance, accelerated depreciation, and other integration expenses related to these site consolidation activities which are excluded from the calculation of adjusted net income (Non-GAAP).

During the first quarter of 2019, our operations costs were $3.1 million higher than in the same period in 2018 due to startup inefficiencies and redundant facility capacity related to our site consolidation activities, with approximately $1.0 million included in gross margin and $2.1 million included in SG&A expenses. We anticipate that we will incur higher costs throughout 2019 as we complete the consolidation of our Portland facilities. The impact of these costs is included in our 2019 diluted EPS guidance.

Kevin Olsen, Dorman Products President and Chief Executive Officer, stated: “2019 started out slow from an orders perspective but picked up significantly as we moved through the quarter. Given the planned consolidation activities, combined with high March sales volumes, we exited the quarter with higher than normal backlog and realized higher than normal operational expenses. We expect backlog to normalize during the second quarter and operational costs to moderate as we move through 2019 concluding with the final consolidation of our Portland facilities later in the year. These consolidations set us up well for the future and are expected to enable increased productivity and capacity to support future growth.”

Mr. Olsen continued: “Our end markets remain very healthy. We exited the quarter with POS (our customer’s point of sale) up high-single digits over last year and our new product pipeline remains robust. We continued to launch new products at a very healthy pace and expect to deliver our full year goals. During the first quarter, we also successfully launched a significant new chassis program to a major retail customer which increases our penetration in this targeted growth category. I’d like to thank our many Dorman contributors who were called upon to execute both the site consolidation activities and the launch of one of the largest new programs in our Company’s history.

2019 Guidance

The Company confirms its previous 2019 guidance of estimated net sales growth of between 6%-10% for 2019 and expected diluted EPS of between $4.22 and $4.38 on a GAAP basis and adjusted diluted EPS of between $4.37 and $4.53 or between a 4% and 8% growth rate. Please refer to the 2019 Guidance table at the end of this release for a detailed reconciliation of the forecasted (GAAP) financial information to the forecasted adjusted financial information (Non-GAAP). Tariffs are not expected to have an impact on our 2019 net income, but will lower our gross and operating profit percentages as these additional costs are expected to be passed through to customers. We have not assumed any share repurchases in this guidance.

Share Repurchases

Under its share repurchase program, Dorman repurchased 101.0 thousand shares of its common stock for $8.4 million at an average share price of $82.89 during the quarter ended March 30, 2019. The Company has $174.9 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s site consolidation activities, backlog converting to net sales, operational costs, productivity, capacity, future growth, full year goals, net sales, diluted EPS, adjusted diluted EPS and future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key vendor; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company; (xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) regulations related to conflict minerals; (xviii) cyber-attacks; (xix) imposition of taxes, duties or tariffs; (xx) exposure to risks related to accounts receivable; (xxi) volatility in the market price of our common stock and potential securities class action litigation; (xxii) losing the services of our executive officers or other highly qualified and experienced contributors; and (xxiii) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	03/30/19	Pct.	03/31/18	Pct.
Net sales	$243,791	100.0	$227,262	100.0
Cost of goods sold	156,299	64.1	138,627	61.0
Gross profit	87,492	35.9	88,635	39.0
Selling, general and administrative expenses	57,750	23.7	48,641	21.4
Income from operations	29,742	12.2	39,994	17.6
Other income, net	29	0.0	152	0.1
Income before income taxes	29,771	12.2	40,146	17.7
Provision for income taxes	6,364	2.6	9,499	4.2
Net income	$23,407	9.6	$30,647	13.5

Diluted earnings per share	$0.71		$0.93

Weighted average diluted shares outstanding	32,889		33,003

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	03/30/19	12/29/18
Assets:
Cash and cash equivalents	$40,794	$43,458
Accounts receivable	297,509	310,114
Inventories	288,862	270,504
Prepaid expenses	7,409	5,652
Total current assets	634,574	629,728
Property, plant & equipment, net	101,395	98,647
Right of use assets [1]	34,819	—
Goodwill and other intangible assets, net	97,264	97,770
Deferred income taxes, net	6,230	6,228
Other assets	53,200	55,184
Total assets	$927,482	887,557
Liabilities & shareholders’ equity:
Accounts payable	$98,281	$109,096
Accrued expenses and other [1]	35,635	32,494
Total current liabilities	133,916	141,590
Long-term lease liabilities [1]	32,856	—
Other long-term liabilities	19,003	18,344
Shareholders’ equity	741,707	727,623
Total liabilities and equity	$927,482	$887,557

[1] -

The Company adopted Accounting Standard Codification 842 – Leases (“ASC 842”) during the first quarter ended March 30, 2019, using the modified retrospective approach, which does not require prior periods to be restated.

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)
(in thousands)	03/30/19	03/31/18
Depreciation, amortization and accretion	$7,265	$6,378
Capital expenditures	$8,838	$6,276

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks
(unaudited)	03/30/19	03/31/18
Net income (GAAP)	$23,407	$30,647
Pretax acquisition-related inventory fair value adjustment [1]	129	899
Pretax acquisition-related intangible assets amortization [2]	616	500
Pretax acquisition-related transaction and other costs [3]	2,453	80
Tax adjustment (related to above items) [4]	(783)	(396)

Adjusted net income (Non-GAAP)	$25,822	$31,730

Adjusted Diluted Earnings Per Share:

	13 Weeks	13 Weeks
(unaudited)	03/30/19*	03/31/18*
Diluted earnings per share (GAAP)	$0.71	$0.93
Pretax acquisition-related inventory fair value adjustment [1]	0.00	0.03
Pretax acquisition-related intangible assets amortization [2]	0.02	0.02
Pretax acquisition-related transaction and other costs [3]	0.07	0.00
Tax adjustment (related to above items) [4]	(0.02)	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.79	$0.96

Weighted average diluted shares outstanding	32,889	33,003

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.
[1] –

Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.1 million pretax (or $0.1 million after tax) during the thirteen weeks ended March 30, 2019 and were included in Cost of Goods Sold.

[2] –

Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Such costs were $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended March 30, 2019 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] –

Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions as well as adjustments to contingent consideration obligations. During the thirteen weeks ended March 30, 2019, we incurred charges for integration costs, severance, and other plant closure expenses of $1.6 million pretax (or $1.1 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, General and Administrative expenses. Additionally, we recorded inventory transfer costs of $0.1 million pretax ($0.1 million after tax) during the thirteen weeks ended March 30, 2019 which was included in Cost of Goods Sold.

[4] –

Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.8 million during the thirteen weeks ended March 30, 2019. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	03/30/19	Pct.*	03/31/18	Pct.
Gross profit (GAAP)	$87,492	35.9	$88,635	39.0
Pretax acquisition-related inventory fair value adjustment	129	0.1	899	0.4
Pretax acquisition-related transaction and other costs	133	0.1	—	0.0

Adjusted gross profit (Non-GAAP)	$87,754	36.0	$89,534	39.4

Net sales	$243,791		$227,262

*	Percentage of sales information does not add due to rounding.

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	03/30/19	Pct.	03/31/18	Pct.
SG&A expenses (GAAP)	$57,750	23.7	$48,641	21.4
Pretax acquisition-related intangible assets amortization	(616)	(0.3)	(580)	(0.3)
Pretax acquisition-related transaction and other costs	(2,320)	(0.9)	—	—

Adjusted SG&A expenses (Non-GAAP)	$54,814	22.5	$48,061	21.1

Net sales	$243,791		$227,262

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

2019 Guidance:

The Company provided the following guidance ranges related to their fiscal 2019 outlook:

	December 28, 2019
Fiscal Year Ended (unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.22	$4.38
Pretax acquisition-related inventory fair value adjustment [1]	0.00	0.00
Pretax acquisition-related intangible assets amortization [2]	0.08	0.08
Pretax acquisition-related transaction and other costs [1] [2]	0.10	0.10
Tax adjustments (related to above items) [3]	(0.04)	(0.04)

Adjusted diluted earnings per share (Non-GAAP)	$4.37	$4.53

Weighted average diluted shares outstanding	33,207	33,207

[1] -	Included in Cost of Goods Sold
[2] -	Included in Selling, General and Administrative Expenses
[3] -	Included in Provision for Income Taxes
*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.